Exhibit 4.14

DEPOSIT AGREEMENT

(CLASS A)

dated as of November 24, 2009

between

WILMINGTON TRUST COMPANY

as Escrow Agent

and

JPMORGAN CHASE BANK, N.A.

as Depositary

DEPOSIT AGREEMENT (Class A) dated as of November 24, 2009 (as amended, modified or supplemented from time to time, this “Agreement”) between WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Escrow Agent under the Escrow and Paying Agent Agreement referred to below (in such capacity, together with its successors in such capacity, the “Escrow Agent”), and JPMORGAN CHASE BANK, N.A., as depositary bank hereunder (the “Depositary”).

W I T N E S S E T H:

WHEREAS, United Air Lines, Inc. (“United”) and Wilmington Trust Company, not in its individual capacity except as otherwise expressly provided therein, but solely as trustee (in such capacity, together with its successors in such capacity, the “Pass Through Trustee”) have entered into a Trust Supplement, dated as of November 24, 2009, the “Trust Supplement”) Pass Through Trust Agreement dated as of June 26, 2007 (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Pass Through Trust Agreement”) relating to United Air Lines Pass Through Trust 2009-2A-O pursuant to which the United Air Lines Pass Through Trust, Series 2009-2A-O Certificates referred to therein (the “Certificates”) are being issued (the date of such issuance, the “Issuance Date”);

WHEREAS, United and Morgan Stanley & Co., Incorporated, J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as representatives of the several underwriters (collectively, the “Underwriters” and, together with their respective transferees and assigns as registered owners of the Certificates, the “Investors”) have entered into an Underwriting Agreement dated November 16, 2009 pursuant to which the Pass Through Trustee will issue and sell the Certificates to the Underwriters (the net proceeds of such sale being herein referred to as the “Net Proceeds”);

WHEREAS, United, the Pass Through Trustee, certain other pass through trustees and certain other persons concurrently herewith are entering into the Note Purchase Agreement, dated as of the date hereof (the “Note Purchase Agreement”), pursuant to which the Pass Through Trustee has agreed to acquire from time to time on or prior to the Deposit Period Termination Date (as defined in the Note Purchase Agreement) equipment notes (the “Equipment Notes”) issued to finance certain aircraft currently owned by United utilizing a portion of the Net Proceeds;

WHEREAS, the Escrow Agent, the Underwriters, the Pass Through Trustee and Wilmington Trust Company, as paying agent for the Escrow Agent (in such capacity, together with its successors in such capacity, the “Paying Agent”) concurrently herewith are entering into an Escrow and Paying Agent Agreement (Class A), dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow and Paying Agent Agreement”); and

WHEREAS, the Underwriters and the Pass Through Trustee intend that the Net Proceeds be held in escrow by the Escrow Agent on behalf of the Investors pursuant to the Escrow and Paying Agent Agreement, subject to withdrawal upon request of and proper certification by the Pass Through Trustee for the purpose of purchasing Equipment Notes, and that pending such withdrawal the Net Proceeds be deposited by the Escrow Agent with the Depositary pursuant to this Agreement, which provides for the Depositary to pay interest on the Deposits and to establish accounts from which the Escrow Agent shall make withdrawals upon request of and proper certification by the Pass Through Trustee.

[Deposit Agreement (Class A)]

NOW, THEREFORE, in consideration of the obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.1 Acceptance of Depositary. The Depositary hereby agrees to act as depositary bank as provided herein and in connection therewith to accept all amounts to be delivered to or held by the Depositary pursuant to the terms of this Agreement. The Escrow Agent shall not have any right to withdraw, assign or otherwise transfer moneys held in the Accounts except as permitted by this Agreement.

Section 1.2 Establishment of Accounts. The Escrow Agent hereby instructs the Depositary, and the Depositary agrees, to establish the separate deposit accounts listed on Schedule I hereto and to establish such additional separate deposit accounts as may be required in connection with the deposits contemplated by Section 2.4 hereof (each, an “Account” and collectively, the “Accounts”), each in the name of the Escrow Agent and all on the terms and conditions set forth in this Agreement. It is the express intention of the parties hereto that all amounts on deposit hereunder be deemed to be general deposits, not special deposits, and that such deposits create a customer and bank relationship between the Escrow Agent and Depository.

Section 2.1 Deposits. The Escrow Agent shall direct the Underwriters to deposit with the Depositary on the date of this Agreement (the “Deposit Date”) in Federal (same day) funds by wire transfer to the account of JPMorgan Chase Bank, N.A., ABA: 021000021, Account Number: 9009000150, Account Name: PTFS, Account Number: E01053 for further credit to Wilmington Trust Company, ref: United EETC 2009-2A-O, and the Depositary shall accept from the Underwriters, on behalf of the Escrow Agent, the sum of US$697,731,000. Upon acceptance of such sum, the Depositary shall (i) establish each of the deposits specified in Schedule I hereto maturing on February 22, 2010 (including any deposit made pursuant to Section 2.4 hereof, individually, a “Deposit” and, collectively, the “Deposits”) and (ii) credit each Deposit to the related Account as set forth therein. No amount shall be deposited in any Account other than the related Deposit.

Section 2.2 Interest. Each Deposit shall bear interest from and including the date of deposit to but excluding the date of withdrawal at the rate of 9.75% per annum (computed on the basis of a year of twelve 30 day months) payable to the Paying Agent on behalf of the Escrow Agent in arrears on July 15, 2010 and on the date of the Final Withdrawal (as defined below), if any, or the date of the Replacement Withdrawal (as defined below), as applicable, all in accordance with the terms of this Agreement. Interest accrued on any Deposit that is withdrawn pursuant to a Notice of Financing Withdrawal (as defined below) shall be paid on July 15, 2010, notwithstanding any intervening Final Withdrawal (as defined below).

[Deposit Agreement (Class A)]

Section 2.3 Withdrawals. (a) On and after the date seven days after the establishment of any Deposit, the Escrow Agent may, by providing at least two Business Days’ prior notice of withdrawal to the Depositary in the form of Exhibit A hereto (a “Notice of Financing Withdrawal”), withdraw not less than the entire balance of such Deposit, except that at any time prior to the actual withdrawal of such Deposit, the Escrow Agent may, by notice to the Depositary, which notice has been actually received by the Depositary prior to such actual withdrawal, cancel such withdrawal (including on the scheduled date therefor), and thereafter such Deposit shall continue to be maintained by the Depositary in accordance with the original terms thereof. Following such withdrawal the balance in the related Account shall be zero and the Depositary shall close such Account. As used in this Agreement, “Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Chicago, Illinois or Wilmington, Delaware. The Depositary may waive the foregoing requirement that any Deposit can only be withdrawn on or after seven days after the establishment thereof, and may instead reserve the right, upon at least 14 days’ prior written notice to United, the Escrow Agent and the Pass Through Trustee, to require seven days’ notice for any withdrawal.

(b) (i) The Escrow Agent may, by providing at least 15 days’ prior notice of withdrawal to the Depositary in the form of Exhibit B hereto (a “Notice of Final Withdrawal”), withdraw the entire amount of all of the remaining Deposits together with the payment by the Depositary of all accrued and unpaid interest on such Deposits to but excluding the specified date of withdrawal (a “Final Withdrawal”), on such date as shall be specified in such Notice of Final Withdrawal. If a Notice of Final Withdrawal has not been given to the Depositary on or before February 7, 2010 and there are unwithdrawn Deposits on such date, the Depositary shall pay the amount of the Final Withdrawal to the Paying Agent on February 22, 2010.

(ii) The Escrow Agent may, by providing at least five Business Days prior notice of withdrawal to the Depositary in the form of Exhibit C hereto (a “Notice of Replacement Withdrawal”), withdraw the entire amount of all Deposits then held by the Depositary together with all accrued and unpaid interest on such Deposits (including Deposits previously withdrawn pursuant to a Notice of Financing Withdrawal) to but excluding the specified date of withdrawal (a “Replacement Withdrawal”), on such date as shall be specified in such Notice of Replacement Withdrawal.

(c) If the Depositary receives a duly completed Notice of Financing Withdrawal or Notice of Final Withdrawal or Notice of Replacement Withdrawal (each, a “Withdrawal Notice”) complying with the provisions of this Agreement, it shall make the payments specified therein in accordance with the provisions of this Agreement.

If such complying Withdrawal Notice is received by the Depositary no later than 11:00 a.m. (New York City time) on a Business Day, the Depositary shall make the payments requested in such Withdrawal Notice no later than 10:00 a.m. (New York City time) on the next succeeding Business Day or such later time as requested by the Escrow Agent while funds may be transferred in the Fed Wire electronic transfer system as specified in such Withdrawal Notice. If such complying Withdrawal Notice is received by the Depositary after 11:00 a.m. (New York City time) on a Business Day, the Depositary shall make the payments requested in such Withdrawal Notice no later than 10:00 a.m. (New York City time) on the second Business Day next following such Business Day or such later time as requested by the Escrow Agent while funds may be transferred in the Fed Wire electronic transfer system as specified in such Withdrawal Notice.

[Deposit Agreement (Class A)]

Section 2.4 Other Accounts. On the date of withdrawal of any Deposit pursuant to a Notice of Financing Withdrawal, the Escrow Agent, or the Pass Through Trustee on behalf of the Escrow Agent, shall be entitled to re-deposit with the Depositary any portion thereof not used to acquire Equipment Notes and the Depositary shall accept the same for deposit hereunder. Any sums so received for deposit shall be established as a new Deposit and credited to a new Account, all as more fully provided in Section 2.1 hereof, and thereafter the provisions of this Agreement shall apply thereto as fully and with the same force and effect as if such Deposit had been established on the Deposit Date except that (i) such Deposit may not be withdrawn prior to the date seven days after the establishment thereof and (ii) interest on the amount so re-deposited shall be calculated as if such amount had been on Deposit under this Agreement at all times from the Deposit Date until the date of such re-deposit, and thereafter shall bear interest as provided in Section 2.1. The Escrow Agent shall provide the Depositary with notice of the re-deposit at least two Business Days prior to such re-deposit and the Depositary shall promptly give notice to the Escrow Agent of receipt of each such re-deposit and the account number assigned thereto.

Section 3. Termination. This Agreement shall terminate on the fifth Business Day after the later of the date on which (i) all of the Deposits shall have been withdrawn and paid as provided herein without any re-deposit of such funds and (ii) all accrued and unpaid interest on the Deposits shall have been paid as provided herein, but in no event prior to the date on which the Depositary shall have performed in full its obligations hereunder.

Section 4. Payments. All payments made by the Depositary hereunder shall be paid in United States Dollars and immediately available funds by wire transfer (i) in the case of accrued interest on the Deposits payable under Section 2.2 hereof or any Final Withdrawal, directly to the Paying Agent at Wilmington Trust Company, Wilmington, Delaware, ABA#031100092, Account No. 094945-000, Attention: Steve Barone, Telephone No. (302) 636-6973, Reference: United 2009-2, or to such other account as the Paying Agent may direct from time to time in writing to the Depositary and the Escrow Agent and (ii) in the case of any withdrawal of one or more Deposits pursuant to a Notice of Financing Withdrawal or Notice of Replacement Withdrawal, directly to or as directed by the Pass Through Trustee as specified and in the manner provided in such Notice of Financing Withdrawal or Notice of Replacement Withdrawal. The Depositary hereby waives any and all rights of set-off, combination of accounts, right of retention or similar right (whether arising under applicable law, contract or otherwise) it may have against the Deposits howsoever arising. Except as expressly provided below, all payments on or in respect of each Deposit shall be made free and clear of and without reduction for or on account of any and all taxes, levies or other impositions or charges (collectively, “Taxes”). However, if the Depositary (or if the Paying Agent shall have notified the Depositary that the Paying Agent (pursuant to Section 2.04 of the Escrow and Paying Agent Agreement)) shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, the Depositary shall (i) make such deductions or withholding and (ii) timely pay to the appropriate authority the full amount deducted or withheld and timely file all reports and returns relating to such deductions or withholding and payment thereof in accordance with applicable law. If the date on which any payment due on any Deposit would otherwise fall on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and no additional interest shall accrue in respect of such extension.

[Deposit Agreement (Class A)]

Section 5. Representation and Warranties. The Depositary hereby represents and warrants to United, the Escrow Agent, the Pass Through Trustee and the Paying Agent that:

(1) it is a national banking association duly organized and validly existing in good standing under the laws of the United States;

(2) it has full power, authority and legal right to conduct its business and operations as currently conducted and to enter into and perform its obligations under this Agreement;

(3) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of it and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof;

(4) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body is required for the execution, delivery or performance by it of this Agreement;

(5) neither the execution, delivery or performance by it of this Agreement, nor compliance with the terms and provisions hereof, (A) conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or (B) results or will result in a material breach or violation of any of the terms, conditions or provisions of any indenture, mortgage or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties; and

(6) there are no pending or, to its knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Agreement or (ii) would call into question or challenge the validity of this Agreement or the enforceability hereof in accordance with the terms hereof, nor is the Depositary in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Agreement.

[Deposit Agreement (Class A)]

Section 6. Transfer. Neither party hereto shall be entitled to assign or otherwise transfer this Agreement (or any interest herein) other than (in the case of the Escrow Agent) to a successor escrow agent under the Escrow and Paying Agent Agreement, and any purported assignment in violation thereof shall be void. This Agreement shall be binding upon the parties hereto and their respective successors and (in the case of the Escrow Agent) permitted assigns. Upon the occurrence of the Transfer (as defined below) contemplated by the Assignment and Assumption Agreement (as defined below), the Pass Through Trustee shall (without further act) be deemed to have transferred all of its right, title and interest in and to this Agreement to the trustee of the Successor Trust (as defined below) and, thereafter, the trustee of the Successor Trust shall be deemed to be the “Pass Through Trustee” hereunder with the rights of the “Pass Through Trustee” hereunder, and each reference herein to “United Air Lines Pass Through Trust 2009-2A-O” shall be deemed to be a reference to “United Air Lines Pass Through Trust 2009-2A-S”. The Escrow Agent and the Depositary hereby acknowledge and consent to the Transfer contemplated by the Assignment and Assumption Agreement. For the purposes of this Section 6, “Transfer” means the transfer contemplated by the Assignment and Assumption Agreement; “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into between the Pass Through Trustee and the trustee of the Successor Trust; and “Successor Trust” means the United Air Lines Pass Through Trust 2009-2A-S.

Section 7. Amendment, Etc. This Agreement may not be amended, waived or otherwise modified except by an instrument in writing signed by the parties hereto.

Section 8. Notices. Unless otherwise expressly provided herein, any notice, instruction or other communication under this Agreement shall be in writing (including by facsimile) and shall be deemed to be given and effective upon receipt thereof (or, if received after normal business hours, the next open of business on a Business Day). All notices shall be sent to (x) in the case of the Depositary, JPMorgan Chase Bank, N.A., 4 New York Plaza, 21st Floor, New York, New York 10004, Attention: Michael Kuzmicz/Andy Jacknick (Telecopier: (212) 623-6168) or (y) in the case of the Escrow Agent, Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration (Telecopier: (302) 651-8882), in each case, with a copy to the Pass Through Trustee, Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Capital Market Services (Telecopier: (302) 636-4140) and to United, United Air Lines, Inc., 77 West Wacker Drive, Chicago, IL 60601, Attention: Stephen R. Lieberman, Vice President and Treasurer (Telecopier: (312) 997-8333) with a copy to United Air Lines, Inc., 77 West Wacker Drive, Chicago, IL 60601, Attention: General Counsel (Telecopier: (312) 997-8333) (or at such other address as any such party may specify from time to time in a written notice to the parties hereto). On or prior to the execution of this Agreement, the Escrow Agent has delivered to the Depositary an incumbency certificate containing specimen signatures of the representatives of the Escrow Agent who are authorized to give notices and instructions with respect to this Agreement. The Depositary may conclusively rely on such certificate until the Depositary receives written notice from the Escrow Agent to the contrary.

Section 9. Obligations Unconditional. The Depositary hereby acknowledges and agrees that its obligation to repay each Deposit together with interest thereon as provided herein is absolute, irrevocable and unconditional and constitutes a full recourse obligation of the Depositary enforceable against it to the full extent of all of its assets and properties.

[Deposit Agreement (Class A)]

Section 10. Entire Agreement. This Agreement (including all attachments hereto) sets forth all of the promises, covenants, agreements, conditions and understandings between the Depositary and the Escrow Agent with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

Section 11. Governing Law. This Agreement, and the rights and obligations of the Depositary and the Escrow Agent with respect to the Deposits, shall be governed by, and construed in accordance with, the laws of the State of New York and subject to the provisions of Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

Section 12. Submission to Non-Exclusive Jurisdiction in New York. Each of the parties hereto, to the extent it may do so under applicable law, hereby (a) irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of New York sitting in the City of New York and to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by any party or parties hereto, or their successors or permitted assigns and (b) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts.

Section 13. Waiver of Jury Trial Right. EACH OF THE DEPOSITARY AND THE ESCROW AGENT ACKNOWLEDGES AND ACCEPTS THAT IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SUCH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

Section 15. Rights of Receiptholders. The Depositary acknowledges that, if the Depositary shall fail to pay when due hereunder any interest on the Deposits or the Final Withdrawal, the “Receiptholders” (as defined in the Escrow and Paying Agent Agreement) shall have the right to claim directly against the Depositary and that any such claim shall not be subject to defenses that the Depositary may have against the Escrow Agent.

Section 16. Limitation on Damages.

Section 16.1 The Depositary shall have only those duties as are specifically and expressly provided herein and no other duties shall be implied. The Depositary may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by

[Deposit Agreement (Class A)]

the Escrow Agent without inquiry and without requiring substantiating evidence of any kind. The Depositary shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request except as provided in Section 17 below. The Depositary shall have no duty to solicit any payments including, without limitation, the Deposits.

Section 16.2 The Depositary shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Depositary’s gross negligence or willful misconduct was the primary cause of any loss. The Depositary may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such agent or attorney. The Depositary may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Depositary shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Depositary shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Escrow Agent which eliminates such ambiguity or uncertainty to the satisfaction of Depositary or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Escrow Agent agrees to pursue any redress or recourse in connection with any dispute without making the Depositary a party to the same. In the event of any conflict or inconsistency between any provision in this Agreement and a provision in any other document, the provisions of this Agreement shall control. Anything in this Agreement to the contrary notwithstanding, in no event shall the Depositary be responsible or liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, whether or not foreseeable) irrespective of whether the Depositary has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 16.3 Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Depositary to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Depositary’s identity verification procedures require the Depositary to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Depositary with and consent to the Depositary obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Depositary.

Section 16.4 The Escrow Agent has provided the Depositary with its fully executed Internal Revenue Service (“IRS”) Form W-9. The Escrow Agent represents that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered form. Any tax returns required to be filed by reason of the Escrow Agent making the Deposits or acting pursuant to the

[Deposit Agreement (Class A)]

Escrow and Paying Agent Agreement (other than those required by law to be filed by the Depositary) will be prepared and filed by the Escrow Agent with the appropriate taxing authority as required by law. The Escrow Agent acknowledges and agrees that the Depositary shall have no responsibility for the preparation and/or filing of any income, franchise or any other tax return with respect to the Deposits or any income earned by the Deposits.

Section 16.5 No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law or a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction. shall not invalidiate or render unenforceable such provisions in any other jurisdiction.

Section 17. Security Procedures. With respect to all funds transfer instructions that are given pursuant to this Agreement (other than in writing at the time of execution of this Agreement) whether in writing, by facsimile or otherwise, the Depositary is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule II hereto (“Schedule II”), and the Depositary may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such signatories is set forth on Schedule II. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Depositary. If the Depositary is unable to contact any of the authorized representatives identified in Schedule II, the Depositary is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the Escrow Agent’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of Assistant Vice President or Vice President, as the Depositary may select. Such “Executive Officer” shall deliver to the Depositary fully executed incumbency certificate, and the Depositary may rely upon the confirmation of anyone purporting to be any such officer. The Depositary and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Escrow Agent to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Depositary may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or designated intermediary bank, as applicable. The Escrow Agent acknowledges that these security procedures are commercially reasonable.

*        *        *

[Deposit Agreement (Class A)]

IN WITNESS WHEREOF, the Escrow Agent and the Depositary have caused this Deposit Agreement to be duly executed as of the day and year first above written.

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Depositary

By:
Name:
Title:

[Deposit Agreement (Class A)]

SCHEDULE I

SCHEDULE OF DEPOSITS

(CLASS A)

Aircraft Registration Number	Amount	Sub-Account
N119UA	$ 40,217,000
N120UA	36,598,000
N121UA	35,462,000
N215UA	32,210,000
N437UA	11,614,000
N438UA	11,669,000
N439UA	11,121,000
N440UA	11,470,000
N447UA	10,511,000
N589UA	10,942,000
N590UA	10,591,000
N592UA	9,459,000
N593UA	9,250,000
N594UA	9,785,000
N595UA	12,661,000
N597UA	13,869,000
N778UA	26,580,000
N780UA	25,489,000
N784UA	32,701,000
N785UA	34,388,000
N787UA	33,542,000
N791UA	34,014,000
N793UA	34,929,000
N797UA	35,446,000
N798UA	36,138,000
N809UA	10,478,000
N810UA	10,334,000
N811UA	10,334,000
N812UA	10,759,000
N813UA	10,844,000
N814UA	9,891,000
N815UA	11,160,000
N816UA	10,591,000
N817UA	10,138,000
N818UA	9,562,000
N828UA	11,193,000
N829UA	$ 11,791,000

SCHEDULE I

[Deposit Agreement (Class A)]

SCHEDULE II

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give and confirm Funds Transfer Instructions

If to Escrow Agent:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone call backs shall be made to both Parties if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

SCHEDULE II

[Deposit Agreement (Class A)]

EXHIBIT A

NOTICE OF FINANCING WITHDRAWAL

JPMorgan Chase Bank, N.A.

4 New York Plaza, 21st Floor

New York, NY 10004

Attention: Michael Kuzmicz/Andy Jacknick

Telecopier: (212) 623-6168

Gentlemen:

Reference is made to the Deposit Agreement (Class A) dated as of November 24, 2009 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and JPMorgan Chase Bank, N.A., as Depositary (the “Depositary”).

In accordance with Section 2.3(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $        , Account No.                    .

The undersigned hereby directs the Depositary to pay the entire amount of the Deposit to [                    , Account No.                     , Reference:                     ] on             , 200  , upon the telephonic request of a representative of Wilmington Trust Company, the Pass Through Trustee.

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

Dated: , 200

EXHIBIT A

[Deposit Agreement (Class A)]

EXHIBIT B

NOTICE OF FINAL WITHDRAWAL

JPMorgan Chase Bank, N.A.

4 New York Plaza, 21st Floor

New York, NY 10004

Attention: Michael Kuzmicz/Andy Jacknick

Telecopier: (212) 623-6168

Gentlemen:

Reference is made to the Deposit Agreement (Class A) dated as of November 24, 2009 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and JPMorgan Chase Bank, N.A., as Depositary (the “Depositary”).

In accordance with Section 2.3(b)(i) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of all Deposits for payment on             , 200  .

The undersigned hereby directs the Depositary to pay the entire amount of the Deposits and accrued interest thereon to the Paying Agent at                     , ABA#                     , Account No.                     , Reference:                     .

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

Dated: , 20 .

EXHIBIT B

[Deposit Agreement (Class A)]

EXHIBIT C

NOTICE OF REPLACEMENT WITHDRAWAL

JPMorgan Chase Bank, N.A.

4 New York Plaza, 21st Floor

New York, NY 10004

Attention: Michael Kuzmicz/Andy Jacknick

Telecopier: (212) 623-6168

Gentlemen:

Reference is made to the Deposit Agreement (Class A) dated as of November 24, 2009 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and JPMorgan Chase Bank, N.A., as Depositary (the “Deposit”).

In accordance with Section 2.3(b)(ii) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of all Deposits for payment on             , 20    .

The undersigned hereby directs the Depositary to pay the entire amount of the Deposits accrued interest thereon to [                    ].

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

Dated: , 20

EXHIBIT C